UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report  (Date of earliest event reported)  June 1, 2004

SUPERIOR ESSEX INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50514	20-0282396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Interstate North Parkway, Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)

(770) 657-6000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 2.                                         Acquisition or Disposition of Assets.

On June 1, 2004, Superior Essex Communications LLC (“Superior”), a wholly owned subsidiary of Superior Essex Inc., acquired certain assets from operating subsidiaries of Belden Inc. (“Belden”) related to their North American copper OSP communications wire and cable business.  Under the terms of the Asset Purchase Agreement, dated as of March 18, 2004 (the “Asset Purchase Agreement”), by and among Superior, Belden Communications Company and Belden (Canada) Inc., Superior acquired inventories, selected machinery and equipment and certain customer contracts related to a portion of Belden’s communications business for total consideration not to exceed $95 million (including a contingent payment of up to $10 million to be made nine months after closing based on business relationships successfully transitioned to Superior).  Superior intends to continue to use the equipment acquired from Belden in its communications wire and cable business.  Belden retained its manufacturing facilities and employees together with all of the associated liabilities, including, among others, accounts payable, any employee-related obligations, plant shutdown costs and environmental obligations.

The acquisition was funded in part with proceeds of an offering by Superior and Essex Group, Inc., another wholly owned subsidiary of Superior Essex Inc., of $257 million aggregate principal amount of 9% Senior Notes due 2012 in a private placement to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended.  The offering was consummated on April 14, 2004.

The Asset Purchase Agreement and the press release announcing the consummation of the transaction are filed herewith as Exhibits 2.1 and 99.1, respectively, and are incorporated by reference herein.  The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Asset Purchase Agreement.

Item 7.                                         Financial Statements, Pro Forma Financial Information and Exhibits.

(a)                         Not applicable.

(b)                        Not applicable.

(c)                         Exhibits:

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of March 18, 2004, by and among Superior Essex Communications LLC, Belden Communications Company and Belden (Canada) Inc.

99.1	Press Release, dated June 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.

Dated: June , 2004

	By:	/s/ David S. Aldridge
Name: David S. Aldridge
Title: Chief Financial Officer